FOR IMMEDIATE RELEASE
Contact: Marshall Murphy
(469) 549-3005

NATIONSTAR ANNOUNCES THIRD QUARTER 2013 RESULTS & NEW STRATEGIC INITIATIVES

•	GAAP EPS of $0.91 on net income of $82 million

•	Pro forma EPS of $1.08, excluding BofA ramp and other one-time expenses totaling $25 million

•	Ending servicing portfolio UPB of $375 billion; pro forma UPB of $415 billion

•	Executed new agreements to acquire $25 billion in servicing

•	Servicing: Profitability targets on track; over $400 billion bulk acquisition pipeline

•	Solutionstar: Continued build-out of fee-based services offerings; significant revenue growth

•	Originations: Funded volume of $8.0 billion; year-to-date recapture rate of 45%

•	New strategic initiatives to increase shareholder value and returns

Lewisville, TX (November 7, 2013) - Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, today reported quarterly net income of $81.9 million, or $0.91 per share, for the third quarter 2013 compared to $55.1 million, or $0.61 per share, in the third quarter 2012.

Pro forma Q3’13 EPS was $1.08, after adjusting for $25.1 million in platform ramp related to the previously announced servicing acquisition from Bank of America (“BofA”) and other one-time transaction expenses. Pro forma Q3’13 EPS was up in comparison to Q3’12 pro forma EPS of $0.64.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 38% to $169.7 million, or $1.88 per share, for the current quarter versus $123.0 million, or $1.37 per share, in the third quarter 2012. In the current quarter AEBITDA margin was 27%.

Nationstar’s servicing portfolio, as measured by unpaid principal balance (“UPB”), ended the third quarter at $375 billion. Q3’13 ending UPB was up 90% over Q3’12 ending UPB of $198 billion. Pro forma for the closing of the remaining BofA PLS portfolios, and other servicing portfolios under contract, Nationstar’s UPB is approximately $415 billion.

“In the third quarter overall Nationstar made good progress on multiple fronts," said Jay Bray, Chief Executive Officer. "Servicing segment income increased as we continued to grow the size and profitability of the portfolio. Reflecting momentum in the build-out of our fee-based real estate services business, Solutionstar revenue grew at an impressive rate. In the origination segment, the interest rate volatility in the quarter negatively impacted loan pipeline growth and gain-on-sale margins, resulting in a challenging origination quarter.”

Bray continued, “The combination of servicing, Solutionstar, and originations provides attractive return opportunities and a predictable, fee-based earnings stream that should increase in value over the long term. Within originations, we are focused on the profitable creation of servicing assets, hence our forward emphasis on the core consumer-direct origination channel. Our strategic initiatives target a lower cost operating model and the formation of capital vehicles that will generate greater cash flows. I am confident in our ability to execute as we remain focused on generating long-term shareholder value."

Chief Financial Officer David Hisey said, “Our core servicing segment is ahead of plan on our previously identified profitability goals which we expect will generate increased segment earnings. Solutionstar remains focused on real estate sales and its settlement services business while exploring additional revenue growth and client diversification opportunities. We were not immune to the fluctuation of interest rates in the quarter that negatively impacted refinance volumes and gain-on-sale margins. We are adjusting our guidance for 2013 and 2014 to reflect the impact of market conditions on our origination segment. Within this new guidance, servicing and Solutionstar will contribute a majority percentage of earnings, resulting in more predictable cash flows that should carry a premium valuation as compared to prior quarters when originations was a larger component.”
GUIDANCE: AEBITDA and EARNINGS PER SHARE

For the year ending December 31,
	2013 Range	2014 Range
AEBITDA per Share	$7.25 - 8.30	$13.50 - 15.00
Earnings per Share	$2.65 - 3.10	$4.50 - 6.00

In the prior guidance, the servicing segment was expected to contribute 45% of earnings per share. In the updated guidance, the servicing segment is expected to contribute 70% of earnings per share.

Strategic Initiatives:

Deliver a Lower Cost, Higher Margin Operating Model: Nationstar plans to target its resources within those opportunities that deliver the greatest return on investment, while implementing a more agile, lower cost operating model. Nationstar remains focused on the highest margin consumer-direct origination channel that includes recapture, Greenlight, and KB Home, and continues to view the correspondent channel as a source of servicing and purchase money opportunities.

Nationstar announced today that it has entered into a binding Letter of Intent to sell its non-core wholesale and distributed retail origination channels to Stonegate Mortgage, with the transaction expected to close later this month. Additionally, as a result of increased productivity per employee and economies of scale in the servicing segment, Nationstar is consolidating certain locations. These changes in the servicing and origination segments along with other corporate efficiencies will result in a headcount reduction of approximately 1,100 employees, including employees who are expected to join Stonegate, and a Q4’13 expense of approximately $16 million. Nationstar expects approximately $63 million in annual cost savings as a result of these initiatives. As a result of these changes, Nationstar expects Q4’13 to be a transition period in the origination segment.

Develop Capital Vehicles that Generate Greater Cash Flows: Nationstar is evaluating various structures that have the potential to generate increased cash flows and lower Nationstar’s capital requirements. Targeted structures would maximize balance sheet efficiency and net profitability. The capital structures under consideration are subject to legal, regulatory approvals, market conditions and other factors, and there are no assurances of implementation.

Third Quarter Business Highlights

Servicing
Segment is on track to exceed pretax operating profitability targets as a percentage of UPB of 5 basis points for 2013 and 10 basis points for 2014, respectively. Servicing fee income of $357.3 million was up 151% versus the prior year. Servicing fee income before fair value adjustments increased 102% to $328.6 million in third quarter 2013 compared to $162.6 million in the prior year. As shown in the servicing fee income table appended to this release, the net increase in the fair value of mortgage servicing rights and excess spread financing due to mark-to-market adjustments was $96.2 million. The net decrease in fair value due to other changes, amortization, was $67.5 million. A majority of the MSR mark-to-market adjustment is due to a change in estimate to include a portion of the expected ancillary income derived from the disposition of REO properties.

The average portfolio UPB for the third quarter was $347 billion. Nationstar completed the acquisition and boarding of a $62 billion PLS portfolio from BofA and the remaining portfolio is expected to close and board over the next 60 days. Additionally, Nationstar has entered into definitive agreements with two financial institutions to acquire servicing portfolios totaling $25 billion, of which $15 billion was previously subserviced by Nationstar. It is expected that these portfolios will close during the fourth quarter. The pipeline of bulk MSR purchase opportunities remains strong at $400 billion in aggregate UPB. The macro-trends of increased regulation, higher capital requirements, and banks repositioning their mortgage operations present growth

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opportunities. Nationstar has executed flow agreements that are expected to produce $20 billion of UPB in annual volume, and has a flow servicing pipeline in excess of $55 billion of UPB.

Servicing pretax income increased 2,276% to $130.9 million compared to the pretax income of $5.5 million in the year-ago quarter. Servicing pretax margin was 31% in the current quarter. Pro forma servicing pretax income for the quarter was $148.0 million after excluding BofA ramp and certain other one-time transaction expenses of $17.1 million.

Servicing AEBITDA in the current quarter was $141.1 million compared to $42.1 million in third quarter 2012. Servicing AEBITDA margin was 34% in the current quarter, and servicing AEBITDA as a percentage of UPB was 16 basis points.

Nationstar expects to complete a PLS servicer advance securitization in November. This securitization is part of Nationstar’s programmatic advance securitization initiative to reduce the cost of funding servicer advances.

Nationstar’s 60 day-plus delinquency rate decreased to 12.1% of UPB, down 300 basis points versus the prior year.

Solutionstar Update
Nationstar continues to diversify its service offerings through the growth of Solutionstar, our high-margin, fee-based services business. Solutionstar is focused on making the real estate sales process simple by creating a one-stop transaction shop. Solutionstar sees a significant opportunity to build an integrated digital marketplace that provides the full spectrum of real estate services for property buyers, sellers, and agents/brokers.

Revenue for the quarter increased to $50.7 million, or $121.6 million year-to-date. Revenue has increased by more than 55% since the first quarter. Solutionstar is focused on expanding its third-party business beyond the 30% of its overall revenue achieved year-to-date.

Originations
The interest rate volatility during the second and third quarters negatively impacted refinance activity and gain-on-sale margins across the entire mortgage industry. Nationstar’s origination segment was also impacted by the volatile environment which caused downward pressure on gain-on-sale margins.

Despite the challenging environment, Nationstar funded $8.0 billion in Q3’13, providing a source of quality, long-term servicing assets. Volume from the consumer-direct channel was $4.5 billion, wholesale volume was $1.5 billion, and correspondent volume was $2.0 billion.

The recapture rate was 43% in Q3’13, with a year-to-date average of 45%. At quarter end, the total application pipeline was $10.9 billion and the locked pipeline was $8.2 billion.

Revenue was $213.3 million in the quarter, with pretax income of $12.9 million and AEBITDA of $28.6 million. Quarter-over-quarter trends in origination volume and gain-on-sale compared favorably to the lower levels experienced sequentially at major financial institutions, due to Nationstar’s focus on the higher margin consumer-direct channel. Origination volume increased 13% over Q2’13 while gain-on-sale as a percentage of funded volume was 265 basis points. Within the core consumer-direct channel, gain-on-sale as a percentage of funded volume was 400 basis points.

Originations expenses increased during the quarter primarily due to a full quarter of expenses from Greenlight and expenses related to additional loan fundings.

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Conference Call Webcast and Investor Presentation
Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s third quarter 2013 results and other general business matters at 9:00 a.m. ET on Thursday, November 7, 2013. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar's website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 800-299-9086, or 617-786-2903 internationally. Please use the participant passcode 70733762 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Non-GAAP Financial Measures
This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA”, “Pro forma Earnings per Share” or “Pro Forma EPS”, and “Servicing Fee Income before fair value adjustments” in this release. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments' income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes, and exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity. Pro-forma EPS is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro forma Q3’13 EPS excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America and other transaction related expenses. These expenses include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing and legal expenses. Pro forma pretax income is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Servicing fee income before fair value adjustments is a metric that is used by management in an attempt to provide a better sense of the servicing fee income prior to any changes in the fair value of servicing assets. Servicing fee income before fair value adjustments excludes fair value adjustment due to valuation inputs or assumptions for mortgage servicing rights and excess spread financing, and the fair value adjustment due to other changes in fair value for mortgage servicing rights and excess spread financing.

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Financial Tables
NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars and shares in thousands, except per share data)

	Three months ended
	September 30, 2013	June 30, 2013	September 30, 2012
Revenues
Servicing fee income	$341,679	$263,309	$142,482
Other fee income	84,203	57,795	3,129
Total fee income	425,882	321,104	145,611
Gain on mortgage loans held for sale	205,956	282,561	139,259
Total revenues	631,838	603,665	284,870

Total expenses and impairments	395,854	339,851	154,828

Other income (expense)
Interest income	63,903	52,437	16,564
Interest expense	(168,215)	(117,911)	(65,015)
Loss on equity investment	—	—	(733)
Gain (loss) on interest rate swaps and caps	400	789	(1,077)
Total other income (expense)	(103,912)	(64,685)	(50,261)

Income before taxes	132,072	199,129	79,781
Income tax expense	50,187	75,669	24,714
Net income	81,885	123,460	55,067
Other comprehensive income, net of tax:
Change in value of designated cash flow hedge	(407)	1,819	—
Reclassification adjustment for gain included in earnings	—	—	423
Less: Net income attributable to noncontrolling interests	—	—	—
Net income and comprehensive income attributable to Nationstar Inc.	$81,478	$125,279	$55,490

Earnings per share:
Basic earnings per share	$0.92	$1.38	$0.62
Diluted earnings per share	$0.91	$1.37	$0.61
Weighted average shares:
Basic	89,477	89,462	89,168
Dilutive effect of stock awards	921	890	597
Diluted	90,398	90,352	89,765
Dividends declared per share	—	—	—

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NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2013	June 30, 2013	September 30, 2012
Assets	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$275,251	$385,938	$430,815
Restricted cash	741,689	405,462	258,858
Accounts receivable	7,575,612	3,448,543	2,852,985
Mortgage loans held for sale	3,868,460	4,018,241	703,214
Mortgage loans held for investment, subject to nonrecourse debt - Legacy Assets, net	213,381	257,168	238,178
Reverse mortgage interests	1,225,866	1,086,024	452,886
Mortgage servicing rights	2,221,451	1,627,330	600,728
Property and equipment, net	110,199	100,699	48,714
Derivative financial instruments	292,320	383,210	112,628
Other assets	543,843	275,766	242,225
Total assets	$17,068,072	$11,988,381	$5,941,231

Liabilities and equity
Notes payable	$10,003,832	$6,168,937	$2,532,316
Unsecured senior notes	2,444,112	1,969,163	1,062,423
Payables and accrued liabilities	1,260,499	1,222,063	762,268
Derivative financial instruments	205,849	46,745	37,835
Mortgage servicing liabilities	82,521	82,623	82,313
Nonrecourse debt - Legacy Assets	92,099	95,729	101,898
Excess spread financing (at fair value)	946,614	570,497	255,484
Participating interest financing	996,255	880,234	415,448
Total liabilities	$16,031,781	$11,035,991	$5,249,985

Total Nationstar Inc. stockholders' equity	1,031,301	947,400	691,246
Noncontrolling interest	4,990	4,990	—
Total equity	1,036,291	952,390	691,246
Total liabilities and equity	$17,068,072	$11,988,381	$5,941,231

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SERVICING FEE INCOME BEFORE FAIR VALUE ADJUSTMENTS RECONCILIATION
(dollars in thousands)

	Three months ended
	September 30, 2013	June 30, 2013	September 30, 2012

Total servicing fee income before MSR fair value adjustments	$328,576	$275,460	$162,593
Fair value adjustments due to valuation inputs or assumptions
Mortgage servicing rights	100,203	118,362	8,355
Excess spread financing	(3,964)	(58,471)	(11,064)
Net change in FV due to valuation inputs or assumptions	96,239	59,891	(2,709)
Fair value adjustments due to other changes in fair value (amortization)
Mortgage servicing rights	(85,946)	(85,486)	(30,785)
Excess spread financing	18,407	34,690	13,277
Net change in FV due to other changes in fair value (amortization)	(67,539)	(50,796)	(17,508)

Servicing fee income	357,276	284,555	142,376

Other fee income	61,036	50,388	7,190
Total servicing fee income	$418,312	$334,943	$149,566

PRO-FORMA EARNINGS PER SHARE RECONCILIATION
(dollars and shares in thousands, except per share data)

	Three months ended
	September 30, 2013	June 30, 2013	September 30, 2012

Net income	$81,885	$123,460	$55,067
Income taxes	50,187	75,669	24,714
Income before taxes	132,072	199,129	79,781
Portfolio acquisition ramp expenses	25,069	19,387	3,888
Pro forma pretax income	157,141	218,516	83,669

Income taxes (using Q3’13, Q2’13 and Q3’12 tax rate)	(59,713)	(83,036)	(25,918)
Pro forma income	97,428	135,480	57,751

Average share count	90,398	90,352	89,765

Pro forma EPS	$1.08	$1.50	$0.64

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AEBITDA RECONCILIATION
(dollars and shares in thousands, except per share data)

	Three months ended
	September 30, 2013	June 30, 2013	September 30, 2012

Net income	$81,885	123,460	55,067
Plus:
Net loss from Legacy Portfolio and Other	11,683	7,470	2,874
Income tax expense	50,187	75,669	24,714
Net income from Operating Segments	$143,755	$206,599	$82,655
Adjust for:
Interest expense from unsecured senior notes	46,136	39,073	17,656
Depreciation and amortization	6,338	5,190	2,772
Change in fair value of mortgage servicing rights	(14,257)	(32,876)	22,430
Amortization/accretion of reverse mortgage servicing	(92)	(275)	(2,652)
Share-based compensation	2,416	2,840	2,623
Fair value changes on excess spread financing	(14,443)	23,781	(2,213)
Fair value changes in derivatives	(187)	(639)	(236)
Adjusted EBITDA	169,666	243,693	123,035
Adjusted EBITDA per share	$1.88	$2.70	$1.37
Earnings per share	$0.91	$1.37	$0.61

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SEGMENT AEBITDA AND PRO FORMA PRETAX INCOME RECONCILIATION
(dollars in thousands)

	For quarter ended September 30, 2013
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	141,056	28,609	169,666	(11,324)	158,342

Interest expense on corporate notes	(33,520)	(12,616)	(46,136)	(3)	(46,138)
MSR valuation adjustment	14,257	—	14,257	—	14,257
Excess spread adjustment	14,443	—	14,443	—	14,443
Amortization of mortgage servicing obligations	92	—	92	—	92
Depreciation & amortization	(4,106)	(2,232)	(6,338)	(657)	(6,995)
Stock-based compensation	(1,542)	(874)	(2,416)	(6)	(2,422)
Fair value adjustment for derivatives	93	—	93	307	400
Hedge ineffectiveness	94	—	94	—	94
Pretax income (loss)	130,867	12,888	143,755	(11,683)	132,072
Income tax					50,187
Net income (loss)					81,885

Pretax income (loss)	130,867	12,888	143,755	(11,683)	132,072
Ramp expenses	17,124	7,945	25,069	—	25,069
Pro forma pretax income (loss)	147,991	20,833	168,824	(11,683)	157,141

Earnings per share					$0.91
Pretax income per share	$1.45	$0.14	$1.59	$(0.13)	$1.46
AEBITDA per share	$1.56	$0.32	$1.88	$(0.13)	$1.75

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SEGMENT AEBITDA AND PRO FORMA PRETAX INCOME RECONCILIATION (continued)
(dollars and shares in thousands, except per share data)

	For quarter ended June 30, 2013
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	109,405	134,288	243,693	(7,060)	236,633

Interest expense on corporate notes	(28,945)	(10,128)	(39,073)	(1)	(39,074)
MSR valuation adjustment	32,876	—	32,876	—	32,876
Excess spread adjustment	(23,781)	—	(23,781)	—	(23,781)
Amortization of mortgage servicing obligations	275	—	275	—	275
Depreciation & amortization	(3,423)	(1,767)	(5,190)	(600)	(5,790)
Stock-based compensation	(1,721)	(1,119)	(2,840)	(21)	(2,861)
Fair value adjustment for derivatives	577	—	577	212	789
Hedge ineffectiveness	61	—	61	—	61
Pretax income (loss)	85,324	121,275	206,599	(7,470)	199,128
Income tax					75,669
Net income (loss)					123,459

Pretax income (loss)	85,324	121,275	206,599	(7,470)	199,128
Ramp expenses	14,427	4,960	19,387	—	19,387
Pro forma pretax income (loss)	99,751	126,235	225,986	(7,470)	218,515

Earnings per share					$1.37
Pretax income per share	$0.94	$1.34	$2.29	$(0.08)	$2.20
AEBITDA per share	$1.21	$1.49	$2.70	$(0.08)	$2.62

	For quarter ended September 30, 2012
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	42,121	80,914	123,035	(1,347)	121,688

Interest expense on corporate notes	(15,707)	(1,949)	(17,656)	—	(17,656)
MSR valuation adjustment	(22,430)	—	(22,430)	—	(22,430)
Excess spread adjustment	2,213	—	2,213	—	2,213
Amortization of mortgage servicing obligations	2,652	—	2,652	—	2,652
Depreciation & amortization	(2,006)	(766)	(2,772)	(201)	(2,973)
Stock-based compensation	(1,570)	(1,053)	(2,623)	(13)	(2,636)
Fair value adjustment for derivatives	236	—	236	(1,313)	(1,077)
Pretax income (loss)	5,509	77,146	82,655	(2,874)	79,781
Income tax					24,714
Net income (loss)					55,067

Earnings per share					$0.61
Pretax income per share	$0.06	$0.86	$0.92	$(0.03)	$0.89
AEBITDA per share	$0.47	$0.90	$1.37	$(0.02)	$1.36

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About Nationstar Mortgage Holdings Inc.
Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States and operates an integrated loan origination business that mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. Additional corporate information is available at www.nationstarholdings.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar’s Form 10-K for the year ended December 31, 2012, and other filings Nationstar makes with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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